Exhibit D-2

United States Bankruptcy Court
For The EASTERN District of LOUISIANA

Chapter 11 Case No. 05- 17697 - B
In re ENTERGY NEW ORLEANS, INC., Debtor.	) ) ) ) ) ) )

TEXT APPROVED BY COURT OF

INTERIM ORDER (I) AUTHORIZING DEBTOR TO OBTAIN
POST-PETITION FINANCING PURSUANT TO 11 U.S.C.  105,
361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e),
(II) GRANTING ADEQUATE PROTECTION TO PRE-PETITION
SECURED PARTIES PURSUANT TO 11 U.S.C.  361, 362,
363 AND 364 AND (III) SCHEDULING FINAL HEARING
PURSUANT TO BANKRUPTCY RULES 2002, 4001 AND 9014

Upon the motion (the "Motion"), dated September 23, 2005, of Entergy New Orleans, Inc., the debtor and debtor-in-possession (the "Borrower or the Debtor") in the above-captioned case (the "Chapter 11 Case"), pursuant to sections 105, 361, 362, 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code (the "Bankruptcy Code"), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), seeking, among other things:

    authorization for the Debtor to obtain post-petition financing (the "Financing"), up to the aggregate principal amount of $200 million (the actual available principal amount at any time being subject to those conditions set forth in the DIP Credit Agreement between the Borrower and Entergy Corporation (the "DIP Lender"), substantially in the form attached as Exhibit A to the Motion (the "DIP Agreement"));
    authorization for the Debtor to execute and enter into the DIP Agreement and to perform such other and further acts as may be required in connection with the DIP Agreement;
    the granting of first priority senior security interests and liens in favor of the DIP Lender upon all property of the debtor prior to and after the date on which the Debtor filed the Chapter 11 Case (the "Petition Date"), whether existing on the Petition Date or thereafter acquired, that is Unencumbered Property of the Debtor (as defined below);
    effective upon entry of this Interim Order the granting of security interests and liens in favor of the DIP Lender upon all pre-petition and post-petition property of the Debtor, whether now existing or hereafter acquired, junior only to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including those liens, if any, of:

    a) The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company) as Trustee and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki) as Co-Trustee (in such capacity, collectively, the "Pre-Petition Bond Trustee") pursuant to a Mortgage and Deed of Trust dated as of May 1, 1987 (as supplemented or amended from time to time, the "Pre-Petition Indenture") in respect of certain real and personal property of the Debtor (the "Bond Collateral") securing the indebtedness under the Pre-Petition Indenture plus, in each case, interest thereon and any fees, expenses (including any attorneys', accountants', appraisers' and financial advisors' fees that are chargeable or reimbursable under the Pre-Petition Indenture), charges and other obligations incurred in connection therewith as provided in the Pre-Petition Indenture hereinafter referred to as the "Pre-Petition Bond Obligations"), and

    b) Hibernia National Bank ("Hibernia") pursuant to a Loan Agreement effective as of July 6, 2004 between Hibernia and the Debtor (as supplemented or amended from time to time) and a Security Agreement effective as of July, 2005 (collectively, the "Hibernia Agreements") in respect of certain accounts receivable and other personal property of the Debtor (the "Pre-Petition A/R Collateral") securing the indebtedness under the Hibernia Agreements including interest, charges or other obligations incurred in connection therewith (collectively, the "Pre-Petition Hibernia Obligations");

    effective upon entry of the Final Order granting such relief the granting of Priming Liens (as defined below) to the DIP Lender in the Bond Collateral and the granting of adequate protection of the security interests and liens (provided that such security interests and liens are valid, perfected and indefeasible as of the Petition Date) to the Pre-Petition Bond Trustee (for itself and the benefit of the general and refunding bondholders under the Pre-Petition Indenture (the "Bondholders")), whose liens and security interests are being primed by the Financing effective upon entry of a Final Order (as defined below) but nunc pro tunc to the entry of this Order;
    authorization for the Debtor to use cash collateral, if any (as such term is defined in the Bankruptcy Code), in which Hibernia has an interest, and the granting of adequate protection to Hibernia with respect to, inter alia, such use of its cash collateral and all use and diminution in the value of the liens and security interests (the "Pre-Petition A/R Liens") in the Pre-Petition A/R Collateral;
    the granting of superpriority claims to the DIP Lender payable from, and having recourse to, all pre-petition and post-petition property of the Debtor's estate and all proceeds thereof, subject to the Carve-Out (as defined below);
    effective upon entry of the Final Order granting such relief, the limitation of the Debtor's and its estate's right to surcharge against collateral pursuant to section 506(c) of the Bankruptcy Code;
    pursuant to Bankruptcy Rule 4001, that an interim hearing (the "Interim Hearing") on the Motion be held before this Court to consider entry of the proposed interim order annexed to the Motion (the "Interim Order") (a) authorizing the Borrower, on an interim basis, to forthwith borrow from the DIP Lender under the DIP Agreement up to an aggregate principal amount not to exceed $100 million (subject to the discretion of the DIP Lender), (b) authorizing the Debtor's use of cash collateral, and (c) granting the adequate protection described herein; and
    that this Court schedule a final hearing (the "Final Hearing") to be held within 30 days of entry of this Order to consider entry of a final order authorizing the balance of the borrowings under the DIP Agreement on a final basis, as set forth in the Motion and the DIP Agreement filed with this Court (the "Final Order").

Notice of the Motion, the relief requested therein and the Interim Hearing has been served by the Debtor in accordance with Rules 4001(b) and (c) on the twenty (20) largest unsecured creditors of the Debtor, on the DIP Lender, Hibernia, the Pre-Petition Bond Trustee, and on the United States Trustee for the Eastern District of Louisiana.

The Interim Hearing having been held by this Court on September 26, 2005.

Upon the record made by the Debtor at the Interim Hearing and after due deliberation and consideration and sufficient cause appearing therefor;

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

    Jurisdiction. This Court has core jurisdiction over the Chapter 11 Case, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C.  157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C.  1408 and 1409.
    Notice. The notice given by the Debtor of the Motion and the Interim Hearing complies with Bankruptcy Rules 4001(b) and (c).
    Findings Regarding the Financing and Use of Cash Collateral.
      Good cause has been shown for the entry of this Interim Order.
      The Debtor has an immediate need to authorize the Financing and use of Cash Collateral (as defined below), if any, in order to permit, among other things, the repairing and rebuilding of its business and operations in the wake of Hurricane Katrina, the orderly continuation of the operation of its business, to maintain business relationships with vendors, suppliers and customers, to make payroll and to satisfy other working capital and operational needs. The ability of the Debtor to obtain sufficient capital to repair and rebuild and reestablish its business and operations and to obtain sufficient working capital and liquidity through the use of Cash Collateral (as defined below), incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern value of the Debtor and to a successful reorganization of the Debtor.
      The Debtor has been unable to obtain financing from sources other than the DIP Lender on more favorable terms than under the DIP Agreement and is unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtor is also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Debtor granting to the DIP Lender, effective upon the entry of the Final Order and subject to the Carve-Out as provided for herein, the DIP Liens and the Superpriority Claims (each as defined below) under the terms and conditions set forth in this Order and in the DIP Agreement. The terms of the Financing and the use of Cash Collateral, if any, appear to be fair and reasonable, reflect the Debtor's exercise of prudent business judgment consistent with its fiduciary duties and constitute reasonably equivalent value and fair consideration.
      Based on the record presented to the Court by the Debtor, it appears that the Financing has been negotiated in good faith between the Debtor and the DIP Lender, and all of the Debtor's obligations and indebtedness arising under, in respect of or in connection with the Financing and the DIP Agreement, including without limitation, (i) all loans made to the Debtor pursuant to the DIP Agreement, and (ii) any other Obligations (as defined in the DIP Agreement), (all of the foregoing in clauses (i) and (ii) collectively, the "DIP Obligations"), have been extended by the DIP Lender in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.
      The Debtor has requested entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Order, the Debtor's estate will be immediately and irreparably harmed. Consummation of the Financing and the use of Cash Collateral, if any, in accordance with this Order and the DIP Agreement is therefore in the best interest of the Debtor's estate.
    Authorization of the Financing and the DIP Agreement.
      The Debtor is hereby authorized to enter into the DIP Agreement. The Borrower is hereby authorized on an interim basis to borrow money pursuant to the DIP Agreement, up to an aggregate principal or face amount of $100,000,000 (plus interest and other expenses provided for in the DIP Agreement), subject to the discretion of the DIP Lender, until entry of the Final Order with respect to the Motion and thereafter in such amounts as may be permitted by such Final Order, all in accordance with the terms of this Order and the DIP Agreement, which shall be used for all purposes permitted under the DIP Agreement.
      In furtherance of the foregoing and without further approval of this Court, the Debtor is authorized to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all amounts that may be reasonably required or necessary for the Debtor's performance of its obligations under the DIP Agreement, including, without limitation:
        the execution, delivery and performance of the DIP Agreement, the execution, delivery and performance of one or more amendments to the DIP Agreement for, among other things, the purpose of (x) adding or substituting entities as DIP Lenders, or (y) at any time prior to the entry of the Final Order, changing the structure, terms or pricing of the Financing, in each case of (x) and (y), in such form as the Debtor and the DIP Lender may agree; provided that the Debtor shall provide such notice as is practicable of any proposed amendments in advance of the Final Hearing to the United States Trustee for the Eastern District of Louisiana and counsel for any statutory committee of unsecured creditors appointed in the Chapter 11 Case (each, a "Committee"), provided, further, that the failure to provide such notice shall have no impact on the effectiveness of any such amendment, and (B) it is understood that no further approval of this Court shall be required for amendments to the DIP Agreement that do not shorten the maturity of the extensions of credit thereunder, do not increase the maximum aggregate amount of indebtedness that may be incurred thereunder, or do not increase the rate of interest or other amounts payable thereunder, and provided, further, that a copy of the proposed Final Order shall be made available to parties in interest on written request or before ten (10) days prior to the Final Hearing, the non-refundable payment to the DIP Lender of the reasonable costs and expenses as may be due from time to time, including, without limitation, reimbursable fees and reasonable and documented expenses of the professionals retained as provided for in the DIP Agreement, and the performance of all other acts required or advisable under or in connection with the DIP Agreement.
      Upon execution and delivery of the DIP Agreement and the entry of this Order, the DIP Agreement shall constitute the valid and binding obligations of the Debtor, enforceable against the Debtor in accordance with the terms of the DIP Agreement and this Order. No obligation, payment, transfer or grant of security under the DIP Agreement or this Order shall be voidable, or recoverable under the Bankruptcy Code or under any applicable law (including without limitation, under section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, setoff, recoupment or counterclaim.
    Superpriority Claims.
      Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed claims against the Debtor with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations (as defined below)) and all other claims against the Debtor, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 726, 1113, 1114 or any other provisions of the Bankruptcy Code (the "Superpriority Claims"), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtor and all proceeds thereof, subject only to the payment of the Carve-Out to the extent specifically provided for herein.
      For purposes hereof, the "Carve-Out" means (A) all allowed professional fees and disbursements incurred by the professionals retained pursuant to Bankruptcy Code  327 or 1103(a) by the Debtor and Committee (and any disbursements of any member of such Committee) (i) in an aggregate allowed amount not to exceed $500,000 on account of such professional fees and disbursements incurred following an Event of Default (as defined in the DIP Agreement), and (B) all fees required to be paid to the Clerk of the Bankruptcy Court and to the United States Trustee under section 1930(a) of title 28 of the United States Code. Prior to the occurrence of an Event of Default, the Debtor may pay the aggregate allowed amount of all unpaid professional fees and disbursements incurred, accrued or invoiced from the Petition Date until an Event of Default; provided, that all such professional fees and disbursements to the extent allowed shall be paid pursuant to any applicable interim compensation procedures established in an order of the Bankruptcy Court and shall be subject to final allowance by order of the Bankruptcy Court under sections 330 and 331 of the Bankruptcy Code. The DIP Lender shall not be responsible for the direct payment or reimbursement of any professional fees or disbursements incurred in connection with the Chapter 11 Case under any chapter of the Bankruptcy Code, and nothing in this Order or otherwise shall be construed to obligate the DIP Lender in any way to pay professional fees or disbursements, or to ensure that the Debtor has sufficient funds to pay such professional fees or disbursements.
    DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of this Order, the following security interests and liens are hereby granted to the DIP Lender (all property identified in clauses (a), (b) and (c) below being collectively referred to as the "Collateral"), subject to the payment of the Carve-Out (all such liens and security interests granted to the DIP Lender pursuant to this Order and the DIP Agreement, the "DIP Liens"):
      First Lien on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the DIP Lender is hereby granted a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all pre- and post-petition property of the Debtor, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens or rights of set off (collectively, "Unencumbered Property"), including without limitation, all cash and cash collateral of the Debtor (whether maintained with the DIP Lender or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, intercompany notes, tax refund claims, insurance proceeds and tort claims whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, chattel paper, fixtures, deposit and other accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, any rights with any regulatory or other federal or state agencies, including any grants, subsidies, incentives or other relief provided to victims of Hurricane Katrina and the proceeds of all the foregoing. Unencumbered Property shall exclude the Debtor's claims and causes of action under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code (collectively, "Avoidance Actions") and any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions (other than for Avoidance Actions, if any, against the DIP Lender or any of the Entergy Affiliates which Avoidance Actions shall be included in the definition of Unencumbered Property).
      Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, and prior to entry of the Final Order as provided in the preceding paragraph, the DIP Lender is hereby granted valid, binding, continuing, enforceable, fully-perfected security interests in and liens upon all pre-petition and post-petition property of the Debtor (other than the property described in clause (a) of this paragraph 6, as to which the liens and security interests in favor of the DIP Lender will be as described in such clauses), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens or rights of set off in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including such liens and security interests of the Pre-Petition Bond Trustee in the Bond Collateral and such liens and security interests of Hibernia in the Pre-Petition A/R Collateral and any Adequate Protection Liens granted pursuant to this Order, which security interests and liens in favor of the DIP Lender are junior to the extent such liens, security interests, and rights of set off are valid, perfected and unavoidable liens.
      Liens Senior to Certain Other Liens. The DIP Liens and the Adequate Protection Liens (as defined below) shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtor and its estate under section 55l of the Bankruptcy Code or (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtor.
    The Cash Collateral. For purposes of this Order, the term "Cash Collateral" shall mean and include all "cash collateral" as defined in section 363 of the Bankruptcy Code, deposits subject to setoff, and cash arising from the collection, sale, lease or other disposition, use or conversion to cash of any property of the Debtor in which and solely to the extent that Hibernia has any valid, perfected and unavoidable liens, security interests, or set off rights whether such liens, security interests, or set off rights (including, without limitation, any adequate protection liens or security interests) existed on the Petition Date or arise thereafter pursuant to this Order, the Final Order or any other order of the Court, applicable law or otherwise.
    Use of Cash Collateral. The Debtor is hereby authorized to use all Cash Collateral, if any, of Hibernia, provided, that Hibernia is granted adequate protection as hereinafter set forth. The use of cash collateral as defined in section 363 of the Bankruptcy Code, if any, of the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), shall be subject to the terms of the Final Order or other order of the Bankruptcy Court.
    Adequate Protection. Pursuant to sections 361 and 363(e) of the Bankruptcy Code, Hibernia is granted a replacement lien in post-petition receivables to secure an amount equal to the amount of Cash Collateral used (the "Adequate Protection Obligations"), which replacement lien will have the same validity and priority and be subject to the same rights, claim and defenses as Hibernia's lien in the Pre-Petition A/R Collateral as existed prior to the Petition Date subject only to the Carve-Out (the "Adequate Protection Liens").
    Perfection of DIP Liens and Adequate Protection Liens.
      The DIP Lender and Hibernia are hereby authorized, notwithstanding section 362(a) of the Bankruptcy Code, but are not required, to execute, file or record, as appropriate, financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Lender with respect to the DIP Liens or Hibernia with respect to the Adequate Protection Liens shall, in its or their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments or otherwise confirm perfection of the liens and security interests granted to them hereunder, except as otherwise provided herein, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of this Order. Upon the request of the DIP Lender or Hibernia, each of the DIP Lender or Hibernia and, without any further consent of any party, is authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind) to enable the DIP Lender or Hibernia to further validate, perfect, preserve and enforce the DIP Liens (in the case of the DIP Lender) or the Adequate Protection Liens (in the case of Hibernia).
      A certified copy of this Order may, in the discretion of the DIP Lender or Hibernia, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.
    Preservation of Rights Granted Under the Order.
      No claim or lien having a priority superior to or pari passu with those granted by this Order to the DIP Lender shall be granted or allowed while any portion of the Financing (or any refinancing thereof) or the commitments thereunder or the DIP Obligations remain outstanding, whether under section 364(d) of the Bankruptcy Code or otherwise.
      Unless all DIP Obligations shall have been paid in full in cash and the DIP Agreement shall have been terminated (collectively, the "DIP Pay-Out"), the Debtor shall not seek, and it shall constitute an Event of Default (in addition to any other Event of Default contained in the DIP Agreement) and a termination of the right to use Cash Collateral if the Debtor seeks, or if there is entered, (i) any modifications or extensions of this Order without the prior written consent of the DIP Lender, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Lender, or (ii) an order dismissing the Chapter 11 Case. If an order dismissing the Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that the rights, liens, claims and security interests granted to the DIP Lender and, as applicable, Hibernia pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order until the DIP Pay-Out shall have occurred and all Adequate Protection Obligations shall have been paid and satisfied in full in cash (and that such rights, liens, claims and security interests granted herein, shall, notwithstanding such dismissal, remain binding on all parties in interest).
      If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity or enforceability of any DIP Obligations or Adequate Protection Obligations incurred prior to the actual receipt of written notice by the DIP Lender, Hibernia, or the Pre-Petition Bond Trustee, as applicable, of the effective date of such reversal, stay, modification or vacation or (ii) the validity, priority, perfection or enforceability of any security interest, lien or priority authorized or created hereby or pursuant to the DIP Agreement with respect to any DIP Obligations, the Adequate Protection Obligations. Notwithstanding any such reversal, stay, modification or vacation, all obligations and other financial accommodations made pursuant to this Order, all DIP Obligations and any use of Cash Collateral, if any, Collateral, Pre-Petition A/R Collateral or Bond Collateral, by the Debtor prior to the actual receipt of written notice by the DIP Lender, Hibernia or the Pre-Petition Bond Trustee, as applicable, of the effective date of such reversal, stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and the DIP Lender, Hibernia and Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders) shall be entitled to all the rights, remedies, privileges and benefits granted herein, including, without limitation, the DIP Liens, Superpriority Claims, Adequate Protection Obligations and the Adequate Protection Liens.
      Except as expressly provided in this Order or in the DIP Agreement, the DIP Liens, Adequate Protection Liens, the Superpriority Claims, and all other rights and remedies of the DIP Lenders, Hibernia and the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders) granted by the provisions of this Order and the DIP Agreement shall survive, and shall not be modified, impaired or discharged by the entry of an order converting the Chapter 11 Case to a case under chapter 7, dismissing the Chapter 11 Case, or by any other act or omission, nor shall the DIP Liens, the Adequate Protection Liens, the Superpriority Claims, or any of the other rights and remedies of the DIP Lenders, Hibernia or the Pre-Petition Bond Trustee granted by the provisions of this Order and the DIP Agreement be modified, impaired or discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Case and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtor has waived any discharge as to any remaining DIP Obligations and such waiver is hereby approved. The terms and provisions of this Order and the DIP Agreement shall continue in the Chapter 11 Case, or in any superseding chapter 7 case under the Bankruptcy Code, and the DIP Liens, the Superpriority Claims and all other rights and remedies of the DIP Lender granted by the provisions of this Order and the DIP Agreement shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full.
    Limitation on Use of Financing Proceeds and Collateral. Notwithstanding anything herein, no borrowings, Cash Collateral, Collateral or the Carve-Out may be used to object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Agreement, the liens or claims granted under this Order or the DIP Agreement.
    Order Governs. In the event of any inconsistency between the provisions of this Order and the DIP Agreement, the provisions of this Order shall govern.
    Deposit of DIP Borrowings. Immediately upon the entry of this Order, Hibernia shall make a series of book entries that will result in the transfer of funds from Hibernia account #xxxxx1521 (the "Hibernia General Fund Account") to Hibernia account #xxxxx8188 (the "Hibernia Payment Processing Account"), so that the Hibernia Payment Processing Account shall have an immediate balance of $15,057,050.00, which Hibernia Payment Processing Account shall remain frozen and subject to all parties' rights pending the submission and determination of a motion establishing cash management procedures or further order of this Court. For avoidance of doubt, all rights of Hibernia, if any, in the funds in the Hibernia General Account and the Hibernia Payment Processing Account as of the Petition Date shall be preserved, such transfer notwithstanding. Following such entries, borrowings under the DIP Facility shall be funded into the Hibernia General Fund Account, which the Debtor shall be authorized to use without restriction, subject to the terms of this Order.
    No Final Determination of Priming. Nothing contained in this Interim Order shall constitute a priming or para-passu lien on any property otherwise subject to a valid, enforceable pre-petition security interest or a determination of what constitutes unencumbered Property or property of the estate.
    Binding Effect; Successors and Assigns. The DIP Agreement and the provisions of this Order, including all findings herein, shall be binding upon all parties in interest in the Chapter 11 Case, including, without limitation, the DIP Lender, Hibernia, the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), any Committee appointed in the Chapter 11 Case, and the Debtor and its successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of the Debtor) and shall inure to the benefit of the DIP Lender, Hibernia, the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), and the Debtor and its successors and assigns; provided, however, that the DIP Lender shall have no obligation to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estate of the Debtor.
    Final Hearing. The Final Hearing is scheduled to commence on December 7, 2005 at 2:00 p.m. before this Court.

The Debtor shall promptly mail copies of this Order (which shall constitute adequate notice of Final Hearing, including without limitation, notice that the Debtor will seek approval at the Final Hearing of a waiver of rights under section 506(c) of the Bankruptcy Code and priming of the liens of the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders)) (to the parties having been given notice of the Interim Hearing, the landlords on the Debtor's real property leases, any government entity with jurisdiction and authority to levy a tax on the Debtor or its operations and to any other party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) Jones Walker, Four United Plaza, 8555 United Plaza Boulevard, Baton Rouge, Louisiana 70809, Attn: R. Patrick Vance, Esq., attorneys for the Debtor; (b) Cronin & Vris, LLP, 380 Madison Avenue, New York, New York 10017, Attn: J. Ronald Trost, Esq., Sidley Austin Brown & Wood, 10 South Dearborn, Chicago, Illinois 60603, Attn: Shalom L. Kohn, Esq., and Kantrow Spaht Weaver and Blitzer (APLC), P.O. Box 2997, Baton Rouge, Louisiana 70821-2997, Attn: David S. Rubin, Esq., attorneys for Entergy Corporation; (c) the Office of the United States Trustee for the Eastern District of Louisiana, and shall be filed with the Clerk of the United States Bankruptcy Court, Eastern District of Louisiana, in each case to allow actual receipt by the foregoing no later than November 29, 2005 at 5:00 p.m., prevailing Eastern time.

Dated: September 26, 2005	s/ J. A. Brown UNITED STATES BANKRUPTCY JUDGE